Exhibit 99.1

NEWS RELEASE

Contacts:	Garry P. Herdler — Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Announces Amendment to $75 Million Issue of 8.61% Trust Preferred Securities

Bensalem, Pennsylvania, August 13, 2007:

On August 13, 2007, OHI Financing, Inc., a wholly owned subsidiary of Orleans Homebuilders, Inc. (AMEX: OHB), entered into an amendment to the Junior Subordinated Indenture (the “Supplemental Indenture”) relating to the $75.0 million of 8.61% Trust Preferred securities issued by Orleans Homebuilders Trust II on November 23, 2005.  The Supplemental Indenture has been fully executed and will become effective upon the satisfaction of certain customary conditions.

Jeffrey P. Orleans, Chairman and Chief Executive Officer, commented: “We have now successfully concluded a definitive agreement with the holders of our $75 million issue of Trust Preferred securities.  This amendment allows Orleans Homebuilders to put the operational distraction of these previous covenants behind us.  Along with improvements for Orleans Homebuilders in the covenants and financial terms of these notes, this amendment generally eliminates the potential for a Trust Preferred default that could be caused by paying the higher adjusted interest rate until calendar year 2010.”

For the Company, key provisions of the Supplemental Indenture include those that (i) have the effect of deferring the potential start of the payment of the “Adjusted Interest Rate”, which is 3% over the regular interest rate of 8.61%, for four quarters so that the earliest the “Adjusted Interest Rate” will start to be payable is the coupon payable on October 30, 2008; and (ii) provide that in order to cause an event of default, the “Adjusted Interest Rate” will have to be in effect for at least eight consecutive quarters (or, in some cases, six), rather than four.  In addition, the definitions of “Adjusted EBITDA”, “Consolidated Net Income” and “Debt Service”, which are applicable to the interest coverage ratio for the determination of the “Additional Interest Rate”, have been amended or added.  The optional redemption provisions under the notes have also been amended, and a provision for legal and covenant defeasance has been added.  For the Supplemental Indenture to become effective, certain conditions must be satisfied, including that OHI Financing, Inc. establish, on before September 30, 2007, a $5.0 million reserve fund for the benefit of the Trust Preferred securities by posting a letter of credit or cash with the trustee under the Modified Indenture.

Garry P. Herdler, Executive Vice President and Chief Financial Officer, commented:  “The amendment to the $75 million issue of our Trust Preferred securities was part of the capital structure plan we outlined in the Company’s third quarter conference call.  We would like to thank both the holders of Trust Preferred securities and our bank group for their continued support.  We believe the conclusion of this trust preferred amendment is a positive outcome for the banks, subordinated debt holders and shareholders.”

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. (AMEX: OHB) develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester, active adult, and first-time homebuyers. The Company currently operates in the following 14 distinct markets in nine states: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; Orlando and Palm Coast, Florida; and Phoenix, Arizona.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning interest payments, support from the Company’s  bank group and subordinated debt holders, anticipated earnings per share, revenues, sales, operating results, financial resources, pace of sales, industry outlook, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the SEC.